Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COHERENT CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, PA	16056
(Address of principal executive offices)	(Zip Code)

Coherent, Inc. 2005 Deferred Compensation Plan

Amended and Restated II-VI Incorporated Deferred Compensation Plan

(Full title of the plans)

Ronald Basso

Chief Legal and Compliance Officer & Corporate Secretary

Coherent Corp.

375 Saxonburg Boulevard

Saxonburg, PA 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (“Registration Statement”) is filed by Coherent Corp, a Pennsylvania corporation (“Registrant”), to register, in the aggregate, $48,400,000 of deferred compensation obligations (“Deferred Compensation Obligations”) issuable under (i) the Coherent, Inc. 2005 Deferred Compensation Plan (“2005 Plan”), with respect to $42,000,000 of deferred compensation obligations, and (ii) the Amended and Restated II-VI Incorporated Deferred Compensation Plan (“II-VI Plan”), with respect to $6,400,000 of deferred compensation obligations.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the 2005 Plan and II-VI Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2023, as filed on August 18, 2023 (File No. 001-39375); and

2.

All other reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2023 (except to the extent of any information furnished in a Current Report on Form 8-K under Item 2.02 or Item 7.01 and exhibits furnished therein that relate to such items).

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any exhibit furnished therein that relates to such items.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

The Deferred Compensation Obligations represent unsecured general obligations of the Registrant to pay deferred compensation from time to time in the future in accordance with the terms of the 2005 Plan and the II-VI Plan (together, the “Plans”).

Eligible employees of the Registrant generally are entitled to defer receipt of certain compensation in accordance with the terms of the Plans. The amount of compensation to be deferred by each participating eligible employee (“Participant”) is determined in accordance with the applicable Plan based on elections by each Participant. Deferral elections are irrevocable and generally must be made no later than the last day of the calendar year preceding the calendar year in which the compensation is earned. The Registrant may also make contributions under the Plans in accordance with the terms of the Plans. The Deferred Compensation Obligations are general unsecured obligations of the Registrant, subject to the claims of its general creditors.

Amounts deferred or contributed to a Participant’s account(s) under the Plans are deemed to be invested in investment alternatives selected by the Participant, in accordance with investment funds and procedures adopted from time to time by the Registrant or a committee. A Participant’s account balance is adjusted to reflect the gains, losses and earnings that would have been obtained if the Participant contributions had actually been invested in the applicable investment alternatives. The value of a Participant’s Plan account will be based on the amounts contributed and the performance of investment benchmarks selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Participants will not have any ownership interest in any investment benchmark fund or security.

The Deferred Compensation Obligations generally are payable as specified under the Plans including upon Separation from Service (as defined in the Plans), and subject to the requirement that distributions to Participants who are Specified Employees, as defined in the Plans, at the time of their Separation from Service will be delayed until six months after such Separation from Service, subject to certain exceptions. The Deferred Compensation Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, as elected by the Participant at the time of the initial election to defer compensation.

Participants generally may not assign or transfer any right or interest in the Plans in which they are participating.

The Registrant or a committee generally administers the Plans and has the right to interpret each Plan and determine all other matters that might arise under the terms and conditions of each Plan, including who is eligible to participate.

The Registrant may (but shall not be obligated to) establish a fund, trust or account for the purpose of funding or paying the Deferred Compensation Obligations. If such a fund is established, the property therein shall remain the sole and exclusive property of the Registrant and will continue to be subject to the claims of the Registrant’s creditors in the event of the Registrant’s insolvency or bankruptcy. The rights of the participants shall be no greater than the rights of unsecured general creditors of the Registrant.

The above description of the Plans is qualified in its entirety to the full text of the Plans.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The opinion of counsel is given by Ronald Basso, Chief Legal and Compliance Officer & Corporate Secretary. Mr. Basso owns shares of the Registrant’s common stock and is eligible to participate in the II-VI Plan.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Chapter 17, Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

Sections 1741 (relating to third-party actions) and 1742 (relating to derivative and corporate actions) of the PBCL provide that a business corporation may indemnify any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation (a “Representative”), so long as the Representative acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal proceeding under Section 1741 of the PBCL, the Representative must have had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the PBCL provides mandatory indemnification for a present or former director or officer if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) incurred in connection with the claim or action.

Section 1745 of the PBCL states that expenses (including attorneys’ fees) incurred in defending any third-party or derivative action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the PBCL or otherwise. Except as otherwise provided in the corporation’s articles or bylaws, advancement of expenses must be authorized by the board of directors of the corporation. The PBCL provisions ordinarily governing transactions with interested directors or officers, or interested shareholders (Sections 1728 and 2538 of the PBCL) do not apply to the authorization of advancement.

Section 1746(a) states that the statutory rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. Section 1746(c) specifies that indemnification pursuant to Section 1746(a) may be made even if the corporation would not have the power to make such indemnification under other provisions of law, and may be made even in the case of an action by or in the right of the corporation. Such indemnification is declared to be consistent with Pennsylvania’s public policy. However, Section 1746(b) forbids indemnification under subsection 1746(a) to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

The PBCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative or a person who is or was serving at the request of the corporation as a Representative of another domestic or foreign entity, whether or not the corporation would have the power to indemnify him or her, unless otherwise restricted in its bylaws. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to Subchapter D of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of that person. Section 1750 of the PBCL provides that the right to indemnification or to advancement of expenses arising under a provision of the articles or bylaws may not be eliminated or impaired by an amendment to or repeal of the provision after the occurrence of an act that is the subject of the threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of the act explicitly authorizes the elimination or impairment after an act has occurred.

Section 9.02 of the Registrant’s bylaws provides that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Section 9.01 of the Registrant’s bylaws (relating to standard of care and justifiable reliance) and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

Section 9.03 of the Registrant’s bylaws requires the Registrant to indemnify any director or officer of the Registrant to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding for indemnification, or that may give rise to indemnification, that (1) is brought against a person entitled to indemnification under Article IX of the bylaws, and (2) arises out of the service of that person to the Registrant, or to another enterprise at the request of the Registrant (referred to as an “indemnification action”). The Registrant may not indemnify any director or officer in connection with an indemnification action initiated by that director or officer (other than a successful indemnification action to enforce that individual’s right to indemnification under the Registrant’s bylaws) unless the Registrant’s board authorizes the indemnification action. The right to indemnification under Section 9.03 includes the right to be reimbursed for expenses before the final disposition of an indemnification action.

Section 9.06 of the Registrant’s bylaws permits the Registrant to purchase insurance to protect against any liability asserted against the Registrant or any individual, whether or not the Registrant would have the power to indemnify that individual.

The Registrant has entered into agreements with its directors and officers pursuant to which the Registrant has agreed to provide for the indemnification of and the advancing of expenses to each such indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in the applicable agreement, and, to the extent insurance is maintained, for the continued coverage of each such indemnitee under the Registrant’s directors’ and officers’ liability insurance policies. To the fullest extent permissible by applicable law, if the indemnification provided for in each such agreement is unavailable to the applicable indemnitee for any reason whatsoever, the Registrant, in lieu of indemnifying such indemnitee, shall contribute to the amount incurred by such indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under such agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such claim in order to reflect (i) the relative benefits received by the Registrant and such indemnitee as a result of the event(s) and/or transaction(s) giving rise to such claim; and/or (ii) the relative fault of the Registrant (and its directors, officers, employees and agents) and such indemnitee in connection with such event(s) and/or transaction(s).

The indemnification described in the preceding paragraphs may include indemnification against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.

4.1	Amended and Restated Articles of Incorporation of II-VI Incorporated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-16195) filed on November 8, 2011).

4.2	Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39375) filed on September 8, 2022).

4.3	Amended and Restated By-Laws of Coherent Corp. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39375) filed on September 8, 2022).

5.1	Opinion of Counsel (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	Coherent, Inc. 2005 Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Amendment to Annual Report on Form 10-K/A (File No. 001-33962) filed on February 1, 2021).

99.2	Amended and Restated II-VI Incorporated Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K (File No. 000-16195) filed on August 28, 2015)

107	Filing fee table.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 18th day of August, 2023.

COHERENT CORP.

By:	/s/ Vincent D. Mattera, Jr.
Vincent D. Mattera, Jr.
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each of the undersigned does hereby constitute and appoint Vincent D. Mattera, Jr., Mary Jane Raymond and Ronald Basso, or any of them, as his or her true and lawful attorneys and agents, to do any and all acts and things in his or her name and on his or her behalf and to execute any and all instruments for him or her and in his or her name in the respective capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Coherent Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him or her in his or her name in the respective capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Vincent D. Mattera, Jr. Vincent D. Mattera, Jr.	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 17, 2023

/s/ Mary Jane Raymond Mary Jane Raymond	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 17, 2023

/s/ Joseph J. Corasanti Joseph J. Corasanti	Director	August 17, 2023

Signature	Capacity	Date

/s/ Enrico Digirolamo Enrico Digirolamo	Director	August 17, 2023

/s/ Michael L. Dreyer Michael L. Dreyer	Director	August 16, 2023

/s/ Patricia Hatter Patricia Hatter	Director	August 15 2023

/s/ David L. Motley David L. Motley	Director	August 16, 2023

/s/ Lisa Neal-Graves Lisa Neal-Graves	Director	August 17, 2023

/s/ Stephen Pagliuca Stephen Pagliuca	Director	August 17, 2023

/s/ Shaker Sadasivam Shaker Sadasivam	Director	August 16, 2023

/s/ Stephen A. Skaggs Stephen A. Skaggs	Director	August 15, 2023

/s/ Sandeep S. Vij Sandeep S. Vij	Director	August 17, 2023

/s/ Howard H. Xia Howard H. Xia	Director	August 16, 2023